Exhibit 8.1

September 23, 2009

GOL LINHAS AÉREAS INTELIGENTES S.A.

Praça Comte Linneu Gomes, S/N Portaria 3

Jd. Aeroporto

04626-020 São Paulo, São Paulo

Federative Republic of Brazil

Registration Statement on Form F-3

Ladies and Gentlemen:

We are acting as special United States federal income tax counsel to Gol Linhas Aéreas Inteligentes S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil (the “Company”), in connection with the filing by the Company of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the Company’s registration of Preferred Shares and American Depositary Shares (such shares referred to herein as the “Shares”), as set forth in the prospectus contained in the Registration Statement (the “Prospectus”).

We hereby confirm that the discussion under the caption “Taxation—Material United States Federal Income Tax Consequences,” in the Annual Report on Form 20-F for the year ended December 31, 2008 (the “Form 20-F”) and incorporated by reference in the Prospectus, insofar as such discussion represents legal conclusions or statements of United States federal income tax law, subject to the limitations and conditions set forth therein, constitutes our opinion as to the material United States federal income tax consequences of the acquisition, ownership and disposition of the Shares by “U.S. Holders” (as such term is defined in the Form 20-F and incorporated by reference in the Prospectus).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the Prospectus.

Very truly yours,

/s/ Shearman & Sterling LLP

DJL/GMT